EXHIBIT 19
                                POWER OF ATTORNEY

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POWER OF ATTORNEY
  I, the undersigned member of the board of Directors of Phoenix Multi-Sector Fixed Income Fund, Inc., hereby constitute and appoint Philip R. McLoughlin and Patricia O. McLaughlin as my true and lawful attorneys and agents with full power to sign for me in the capacity indicated below, any or all Registration Statements or amendments thereto filed with the Securities and Exchange Commission under the Securities Act of 1933 and/or the Investment Company Act of 1940 relating to Phoenix Multi-Sector Fixed Income Fund, Inc., and hereby ratify and confirm my signature as it may be signed by said attorneys and agents.

   WITNESS my hand and seal on the date set forth below.

       June 6,   , 1995            /s/ Lowell P. Weicker, Jr.  , Director
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                                       Lowell P. Weicker, Jr.